EXHIBIT 5.1

600 West Broadway Suite 2600 San Diego, CA 92101-3372 619.236.1414 619.232.8311 fax www.luce.com

June 26, 2006

Board of Directors
PATRIOT SCIENTIFIC CORPORATION
6183 Paseo Del Norte, Suite 180
Carlsbad, California 92011

Re:	First Amendment to the Registration Statement to Form SB-2

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of the First Amendment to the Registration Statement to Form SB-2 (the “Registration Statement”) to be filed with the Securities and Exchange Commission to register 23,684,442 shares of common stock, no par value per share (the “Common Stock”), of Patriot Scientific Corporation, a Delaware corporation (the “Company”), to be resold by the selling shareholders set forth in the registration statement.

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act of 1933, as amended, the shares of Common Stock being offered under the Plan, when issued in accordance with the Registration Statement and the provisions of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement

Very truly yours,

/s/ Luce, Forward, Hamilton & Scripps LLP

LUCE, FORWARD, HAMILTON & SCRIPPS llp